EXHIBIT 4.4

                           CERTIFICATE OF CORRECTION

                            CALLON PETROLEUM COMPANY

     Callon Petroleum Company, a corporation organized and existing under and by virtue of The General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     1.  That the Corporation filed a Certificate of Designations (the
"Original Certificate") with the Delaware Secretary of State on November 22, 1995, setting forth the resolutions, establishing and designating a series of shares and fixing and determining the designations, preferences, limitations and relative rights thereof, for the Corporation's $2.125 Convertible Exchangeable Preferred Stock, Series A (the "Convertible Preferred Stock"); and

     2. That the Original Certificate contained certain inaccuracies in Section 3(a), Section 3(c)(vi), Section 6(f), the third paragraph of Section 8 and the third paragraph of Section 10 that the Corporation desires to correct with this Certificate of Correction pursuant to Section 103(f) of The General Corporation Law of the State of Delaware; and

     3. That, as corrected, Section 3(a) of the Original Certificate shall be and read as follows:

          (a) RIGHT OF CONVERSION. Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time prior to the close of business on the day prior to the date fixed for redemption of such shares as herein provided, into fully paid and nonassessable shares of Common Stock, at a rate per full share of Convertible Preferred Stock determined by dividing $25.00 by the conversion price per share of Common Stock in effect on the date such share is surrendered for conversion, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this Section
     3. For purposes of this resolution, the "conversion price" per share of Common Stock shall initially be $11.00 and shall be adjusted from time to time in accordance with the provisions of this Section 3. Each share of Convertible Preferred Stock may be converted in whole or in part.

     4. That, as corrected, Section 3(c)(vi) of the Original Certificate shall be and read as follows:

          (vi)  For the purpose of any computation under paragraph (ii), (iii),
     (iv) or (v) of this Section 3(c), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the five consecutive trading days ending with and including the date in question; provided, however, that (A) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to paragraph (i), (ii), (iii), (iv) or (v) above ("Other Event") occurs after the third trading day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the closing price for each trading day prior to the "ex" date for such Other Event shall be adjusted by multiplying such closing price by the same fraction by which the conversion price is so required to be adjusted as a result of such Other Event, (B) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the closing price for each trading day on and after the "ex" date for such Other Event shall be adjusted by multiplying such closing price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such Other Event, (C) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (A) and (B) of this proviso to have an "ex" date occurring prior to the "ex" date for the other event, and (D) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (B) of this proviso, the closing price for each trading day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of this Section 3(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock. For purposes of this paragraph, the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such issuance or distribution and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective.

     5. That, as corrected, Section 6(f) of the Original Certificate shall be and read as follows:

          (f) TERM. Each director elected by the holders of shares of Convertible Preferred Stock shall continue to serve as a director until such time as (i) his successor shall have been duly elected and shall qualify or (ii) all dividends accrued and unpaid on the Convertible Preferred Stock shall have been paid or declared and funds set aside to provide for payment in full, at which time the term of office of all persons elected as directors by the holders of shares of Convertible Preferred Stock shall forthwith terminate and the number of members of the Board of Directors of the Corporation shall be reduced accordingly. Whenever the term of office of the directors elected by the holders of Convertible Preferred Stock voting as a class shall end and the special voting powers vested in the holders of Convertible Preferred Stock as provided in this Section 6 shall have expired, the number of directors shall be such number as may be provided for in the By-Laws irrespective of any increase made pursuant to the provisions of this Section 6.

     6. That, as corrected, the third paragraph of Section 8 of the Original certificate shall be and read as follows:

          The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all of the property or assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall not be deemed to be a Liquidation of the Corporation for purposes of this Section 8 (unless in connection therewith the Liquidation of the Corporation is specifically approved).

     7. That, as corrected, the third paragraph of Section 10 of the Original Certificate shall be and read as follows:

          Subject to applicable escheat laws, if the conditions precedent to the disbursement of any funds deposited by the Corporation pursuant to this
     Section 10 shall not have been satisfied within six months after the later of (a) the redemption payment date and (b) the establishment of the trust for such funds, then (i) such funds shall be returned to the Corporation upon its request; (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them; (iii) the person entitled to this payment for which such funds shall have been originally intended shall have the right to look only to the Corporation for such payment, subject to applicable escheat laws; and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such funds upon the return of such funds to the Corporation.

     IN WITNESS WHEREOF, this Statement of Correction has been made under the hand of the undersigned, the President of the Corporation, this 27th day of November, 1995.

                                          CALLON PETROLEUM COMPANY
                                          By /s/  FRED L. CALLON
                                                  Fred L. Callon
                                                  President

Attest
By  /s/   H. MICHAEL TATUM, JR.
          H. Michael Tatum, Jr.
                Secretary

                                       3